QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3(a)

CONSTELLATION ENERGY GROUP, INC.
ARTICLES OF AMENDMENT

        CONSTELLATION ENERGY GROUP, INC., a Maryland corporation (the "Corporation"), hereby certifies that:

        FIRST: The charter of the Corporation is hereby amended by deleting from the first sentence of paragraph (a) of Article SIXTH the words "The total amount of capital stock that the Corporation is authorized to issue is two hundred seventy-five million (275,000,000) shares, classified as follows:" and inserting in place thereof the following:

  "The total amount of capital stock that the Corporation is authorized to issue is six hundred twenty-five million (625,000,000) shares, classified as follows:"

        SECOND: The charter of the Corporation is hereby amended by deleting subparagraph (a)(ii) of Article SIXTH in its entirety and inserting in place thereof the following:

  "(ii)
  the balance, six hundred million (600,000,000) shares, without par value, is Common Stock."

        THIRD: (a) Immediately before the amendment, the total number of shares of stock of all classes that the Corporation has authority to issue is 275,000,000, of which 25,000,000 are classified as Preferred Stock, par value $.01 per share, and 250,000,000 are classified as Common Stock, without par value.

        (b)   As amended, the total number of shares of stock of all classes that the Corporation has authority to issue is 625,000,000, of which 25,000,000 are classified as Preferred Stock, par value $0.01 per share, and 600,000,000 are classified as Common Stock, without par value.

        (c)   The aggregate par value of all shares of authorized stock of the Corporation that have par value before the amendment and as amended is $250,000. The amendment effects an increase of 350,000,000 shares of the authorized stock of the Corporation without par value.

        (d)   The amendments contemplated herein do not change the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption of any classes of stock.

        FOURTH: The amendments to the charter of the Corporation set forth in these Articles of Amendment were advised by the board of directors of the Corporation and approved by the stockholders of the Corporation in accordance with the provisions of the Maryland General Corporation Law and the Corporation's charter and bylaws.

        IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf on this 18th day of July 2008 by the Vice President and Secretary of the Corporation, who acknowledges that these Articles of Amendment are the act of the Corporation and, as to all matters or facts required to be acknowledged or verified under oath, that, to the best of his knowledge, information and belief and under penalties for perjury, all matters and facts contained in these Articles of Amendment are true in all respects.

ATTEST:	CONSTELLATION ENERGY GROUP, INC.
/s/ SEAN J. KLEIN Sean J. Klein Assistant Secretary	By:	/s/ CHARLES A. BERARDESCO Charles A. Berardesco Vice President and Secretary

QuickLinks

  Exhibit 3(a)
CONSTELLATION ENERGY GROUP, INC. ARTICLES OF AMENDMENT